UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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MEDICAL STAFFING NETWORK HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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901 Yamato Road, Suite 110
Boca Raton, FL  33431

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be Held on June 1, 2006

To the Stockholders of Medical Staffing Network Holdings, Inc.:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Medical Staffing Network Holdings, Inc., a Delaware corporation, will be held at the Embassy Suites Hotel, 661 NW 53rd Street, Boca Raton, FL 33487 on Tuesday, June 1, 2006 at 12:00 p.m., local time, for the purpose of considering and acting upon the following matters:

1.                The election of three Class II directors to serve until our 2009 Annual Meeting; and

2.                To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

All stockholders of record at the close of business on Monday, April 10, 2006, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the Annual Meeting during ordinary business hours for a period of ten days prior to the Annual Meeting, at our offices located at 901 Yamato Road, Suite 110, Boca Raton, Florida.

All stockholders are cordially invited to attend the meeting in person. However, to ensure that your shares are represented at the Annual Meeting, you are urged to complete, sign, date and return the accompanying proxy card promptly in the enclosed postage paid envelope. Please sign the accompanying proxy card exactly as your name appears on your share certificate(s). You may revoke your proxy at any time before it is voted at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even if you have returned a proxy.

By order of the Board of Directors,

Robert J. Adamson
Chairman and Chief Executive Officer
April 21, 2006

MEDICAL STAFFING NETWORK HOLDINGS, INC.
901 Yamato Road, Suite 110
Boca Raton, FL  33431

ANNUAL MEETING OF STOCKHOLDERS

June 1, 2006

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Medical Staffing Network Holdings, Inc. (“Medical Staffing Network”) to be voted at our Annual Meeting of Stockholders to be held at the Embassy Suites Hotel, 661 NW 53rd Street, Boca Raton, FL 33487 on Tuesday, June 1, 2006 at 12:00 p.m., local time, or any postponement or adjournment thereof (the “Annual Meeting”). This Proxy Statement, the Notice of Annual Meeting and the accompanying form of proxy are being first mailed to stockholders on or about April 21, 2006.

As of April 10, 2006, the record date for the determination of persons entitled to receive notice of, and to vote at, the Annual Meeting, there were issued and outstanding 30,236,142 shares of our common stock, par value $0.01 per share (the “Common Stock”). The Common Stock is our only class of equity securities outstanding and entitled to vote at the Annual Meeting. Holders of shares of our Common Stock are entitled to one vote on each matter to be voted upon by the stockholders at the Annual Meeting for each share held. The presence, in person or by proxy, of holders of at least a majority of our Common Stock outstanding and entitled to vote on the matters to be considered at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting.

At the Annual Meeting, stockholders will be asked to take the following actions:

1.                To elect three Class II directors to serve until our 2009 Annual Meeting (the “Board Nominees Proposal”); and

2.                To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board Nominees Proposal will be decided by the affirmative vote of a plurality of the voting rights attached to the Common Stock present, in person or by proxy, at the Annual Meeting, and entitled to vote thereon.

SOLICITATION AND REVOCATION

Proxies in the form enclosed are being solicited by, or on behalf of, the Board. The persons named in the accompanying form of proxy have been designated as proxies by the Board.   Such persons designated as proxies serve as officers of Medical Staffing Network. Any stockholder desiring to appoint another person to represent him or her at the Annual Meeting may do so by completing and executing another form of proxy and delivering it to the Secretary of Medical Staffing Network at the address indicated above, before the time of the Annual Meeting. It is the responsibility of the stockholder appointing such other person to represent him or her to inform such person of this appointment.

All shares of Common Stock represented by properly executed proxies that are returned and not revoked will be voted in accordance with the instructions, if any, given thereon. If no instructions are provided in an executed proxy, it will be voted FOR the Board Nominees Proposal described herein and set forth on the accompanying form of proxy, and in accordance with the proxyholder’s best judgment as to any other business as may properly come before the Annual Meeting. If a stockholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person will vote the shares in respect of which he or she is appointed proxyholder in accordance with the directions of the stockholder appointing him or her. Member brokerage firms of the New York Stock Exchange, Inc. (the “NYSE”) that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon the Board Nominees Proposal. Any “broker non-votes” and abstentions will not be counted as shares present in connection with proposals with respect to which they are not voted. Any stockholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of Medical Staffing Network a written statement revoking such proxy, by executing and delivering a later dated proxy, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting by a stockholder who has executed and delivered a proxy to us shall not in and of itself constitute a revocation of such proxy.

We will bear the cost of solicitation of proxies. Our directors, officers, employees and our retained investor relations consultant, Corporate Communications, may solicit proxies, personally, by telephone, internet or otherwise, but such persons will not be specifically compensated for such services. We may also make, through bankers, brokers or other persons, a solicitation of proxies of beneficial holders of our Common Stock. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of Common Stock that such persons hold of record.

BOARD NOMINEES PROPOSAL

The Board currently consists of eight directors. Our certificate of incorporation provides for the classification of the Board into three classes, as nearly equal in number as possible, with staggered terms of office and provides that, upon expiration of the term of office of a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified. At the Annual Meeting, three nominees for director are to be elected as Class II directors. The nominees are Philip Incarnati, Edward Robinson and David Wester. The three Class III directors have one year remaining on their terms of office and the two Class I directors have two years remaining on their terms of office. If no contrary indication is made, proxies in the accompanying form are to be voted for such nominee or, in the event such nominee is not a candidate or is unable to serve as a director at the time of election (which is not now expected), for any nominee that is designated by the Board to fill such vacancy, unless the Board determines to reduce the number of directors pursuant to our bylaws. All directors were elected by our stockholders, with the exception of Edward Robinson, who was elected by the Board as a Class II director on August 3, 2005.

The Board recommends a vote FOR the election of Philip Incarnati, Edward Robinson and David Wester as Class II directors.

Directors and Executive Officers

Set forth below is certain information concerning our executive officers and directors.

Name	Age	Position
Robert J. Adamson	47	Chief Executive Officer, Chairman and Class III Director
Kevin S. Little	35	President, Secretary and Treasurer
N. Larry McPherson	42	Chief Financial Officer and Assistant Secretary
Patricia G. Donohoe, RN	53	Chief Nursing Officer, EVP of Business Development
Joel Ackerman	40	Class I Director
Anne Boykin, PhD, RN	61	Class I Director
Philip A. Incarnati	52	Class II Director
Edward J. Robinson	65	Class II Director
David Wester	46	Class II Director
David J. Wenstrup	41	Class III Director
C. Daryl Hollis	62	Class III Director

Nominees for Class II Directors—Term Expiring 2009

Philip A. Incarnati became a director in October 2002. Since 1989, Mr. Incarnati has been the President and Chief Executive Officer of McLaren Health Care Corporation, a healthcare delivery system. Mr. Incarnati is also a director of Theragenics Corporation, a medical device manufacturer, and Provider Healthnet Services, Inc., an information technology and health information management provider. Mr. Incarnati was appointed to the Eastern Michigan University (EMU) Board of Regents in 1992 by Michigan Governor John Engler and has served as Chairman of the EMU Board of Regents since January 1995.

Edward J. Robinson became a director in August 2005. Mr. Robinson was Chief Operating Officer of Meditrust Operating Company, a healthcare REIT, from 1997 to 1998. Previously, Mr. Robinson was President and Chief Operating Officer of Avon Products, Inc. from 1993 to 1997 and Executive Vice President and Chief Financial Officer from 1989 to 1992. Prior to Avon, Mr. Robinson held various positions with RJR Nabisco and its predecessor companies, Standard Brands and Nabisco Brands. Mr. Robinson serves on the Advisory Board of W.R. Capital Management, L.P. and is the Chairman of the Audit Committee of Bentley Pharmaceuticals, Inc. Mr. Robinson is a Certified Public Accountant licensed by the State of New York.

David Wester became a director in January 2005. Mr. Wester has been the President of VITAS Healthcare Corporation since 2004 and served as Chief Financial Officer and Treasurer since 1997. Mr. Wester previously served as Executive Vice President for Foundation Health, a Florida Health Plan, Inc. company, and as Executive Vice President and Chief Financial Officer of Care Florida, Inc. (formerly Heritage Health Plan). Mr. Wester began his career with Price Waterhouse.

Class I Directors—Term Expiring 2008

Joel Ackerman became a director in October 2001 in connection with the closing of our recapitalization. Mr. Ackerman is a general partner of Warburg Pincus & Co. and a managing director of Warburg Pincus LLC where he has been employed since 1993. He is also a director of Coventry Health Care Inc., a managed healthcare company, ChartOne, Inc., an outsource provider of document and information services to medical records departments of hospitals and physician facilities, and Spheris Holding III, Inc., a provider of medical transcription services.

Anne Boykin, PhD, RN, became a director in July 2002. Since 1990, Dr. Boykin has been Dean and Professor of the Christine E. Lynn College of Nursing at Florida Atlantic University, and, since 1997, has also been Director of the Christine E. Lynn Center for Caring, and has over 35 years of experience in clinical nursing, nurse management, nurse education and academia.

Class III Directors—Term Expiring 2007

Robert J. Adamson has served as our Chief Executive Officer and a director since our inception in March 1998. Prior to co-founding our company, he served for 15 months as Chief Operating Officer and Chief Financial Officer of TravelPro USA, a privately held consumer products company. Prior to joining TravelPro, Mr. Adamson was the President of StarMed Staffing, L.P, then a wholly owned subsidiary of Medical Resources, Inc. Mr. Adamson also served as the Co-President and Chief Financial Officer of Medical Resources. Prior to his work at StarMed, Mr. Adamson was employed in various financial executive positions for eight years in the computer industry.

David J. Wenstrup became a director in October 2001 in connection with the closing of our recapitalization. Mr. Wenstrup is a general partner of Warburg Pincus & Co. and a managing director of Warburg Pincus LLC, where he has been employed since 1997. Prior to 1997, Mr. Wenstrup was with the Boston Consulting Group. Mr. Wenstrup is also a director of Workscape Inc., a web-based human resources company, and Spheris Holding III, Inc., a provider of medical transcription services.

C. Daryl Hollis became a director in March 2004. Mr. Hollis is a certified public accountant and has served as a business consultant since 1998. He has served in the past as Executive Vice President and Chief Financial Officer of The Panda Project, Inc., a developer, manufacturer and marketer of proprietary semiconductor packaging and interconnect devices, and Senior Vice President and Chief Financial Officer of Pointe Financial Corporation, a bank holding company. Mr. Hollis was also a partner with Ernst & Young LLP from 1977 through 1990. Mr. Hollis is currently a member of several Boards of Directors and chairs the audit committees for each of these Boards.

Non-Director Executive Officers

Kevin S. Little has served as our President since May 2004, as our Chief Financial Officer from March 1998 to May 2004 and as our Secretary and Treasurer since our inception in March of 1998. Prior to co-founding our company, Mr. Little was a founder, Co-President and Chief Financial Officer of TBM Staffing, Inc. and President of our predecessor, Southeast Staffing Partners, Inc., each a healthcare staffing services company established in 1997. Prior to TBM Staffing and Southeast Staffing Partners, Inc., Mr. Little was Corporate Controller for Medical Resources, Inc. Mr. Little began his career at Ernst & Young LLP and is a Certified Public Accountant.

N. Larry McPherson has served as our Chief Financial Officer since August 2004. But, effective May 1, 2006, Mr. McPherson will be resigning from this position. Prior to joining Medical Staffing Network, Mr. McPherson served as Chief Financial Officer for two companies: Tropical Sportswear International, Corp., a publicly traded multinational apparel manufacturing company, and Certified Vacations Group, Inc., a private company specializing in a segment of the travel industry. Mr. McPherson was employed at Ernst & Young LLP for 10 years. Mr. McPherson is a Certified Public Accountant and received a Masters in Business Administration from the University of South Florida.

Patricia G. Donohoe, RN, has served as our Chief Nursing Officer since December 2002, Executive Vice President since December 2001 and Chief Operations Officer from March 1998 to December 2001. Prior to co-founding our company, Ms. Donohoe was a founder and Co-President of TBM Staffing, Inc. Ms. Donohoe has over 24 years of healthcare staffing experience in senior management positions with NSI Services, Inc., MRA Staffing, Inc., Olsten Healthcare and StarMed Staffing, L.P.

Board of Directors and Committees

Overview

It is the policy of the Board that a substantial majority of its members be independent from management and the Board has adopted independence standards that meet the listing standards of the NYSE. In accordance with our Corporate Governance Guidelines, the Board undertook its annual review of director independence. The Board considered any and all commercial and charitable relationships of directors, including transactions and relationships between each director or any member of his or her immediate family and Medical Staffing Network. Following this review, the Board determined, by applying the independence standards contained in Section 303A.00 of the NYSE’s Listed Company Manual, that each of our directors, other than Robert J. Adamson, is independent of Medical Staffing Network and its management in that none has a direct or indirect material relationship with our company. Mr. Adamson is not considered an independent director because of his employment as our Chief Executive Officer. The independent directors are Messrs. Ackerman, Hollis, Incarnati, Robinson, Wenstrup and Wester and Dr. Boykin.

During 2005, the Board met five times and acted by written consent five times. Each director attended at least 75% of all meetings of the Board and the committees of the Board on which he or she served. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee (“Nominating Committee”). Mr. Adamson attended the 2005 Annual Meeting. Additionally, Philip A. Incarnati, the Chairman of the Nominating Committee, has been selected to preside over periodic executive sessions of the Board in which management directors and other members of management do not participate.

Communications with the Board

Stockholders and other parties interested in communicating directly with the Board or the non-management directors may do so by writing to the Chairman of the Nominating Committee, Medical Staffing Network Holdings, Inc., 901 Yamato Road, Suite 110, Boca Raton, Florida 33431. Additional methods of communicating with the Board or the non-management directors are disclosed in our Code of Business Conduct and Ethics, which is available in the “Investor Relations” section of our website at www.msnhealth.com. All such communications will be forwarded to the Board or the non-management directors as requested in the communication.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 and consists of Messrs. Hollis, Robinson and Incarnati. During 2005, the Audit Committee met five times. The Board has determined that each of Messrs. Hollis, Robinson and Incarnati meets the independence standards of the NYSE and applicable rules and regulations of the Securities and Exchange Commission. Mr. Hollis also serves on the audit committees of LOUD Technologies, Inc. and SAN Holdings, Inc. The Board has determined that Mr. Hollis satisfies the requirements for an “audit committee financial expert” and has designated Mr. Hollis as our audit committee financial expert.

The role and other responsibilities of the Audit Committee are set forth in the charter of the Audit Committee. On February 20, 2004, the Board approved the amendment and restatement of the Audit Committee Charter. A copy of the Audit Committee Charter is available to stockholders on our website at www.msnhealth.com. The Audit Committee reviews and reassesses the adequacy of its charter annually and recommends any proposed changes to the Board for approval. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to:

•       the integrity of our financial statements;

•       our compliance with legal and regulatory requirements;

•       the performance of our internal audit department; and

•       the qualifications, performance, independence and terms of engagement of our independent registered public accounting firm.

In addition, the Audit Committee provides an avenue for communication between our independent registered public accounting firm, internal audit department and the Board. The Audit Committee has the sole authority to employ our independent registered public accounting firm, and to approve any proposed non-audit work to be conducted by our independent registered public accounting firm. The Audit Committee is expected to regularly review the independent registered public accounting firm’s work plan, staffing comments, bills and work product.

Audit Committee Report

As more fully described in its charter, the Audit Committee oversees Medical Staffing Network’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the system of internal control. The Audit Committee is directly responsible for the appointment and oversight of the work of Ernst & Young LLP (“Ernst & Young”), Medical Staffing Network’s independent registered public accounting firm, for the purpose of preparing or issuing an audit report. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the annual report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of Medical Staffing Network’s accounting principles and such other matters as are required to be discussed with the Audit Committee under accounting principles generally accepted in the United States. Ernst & Young reported to the Audit Committee:

•       all critical accounting policies and practices to be used;

•       all alternative treatments within accounting principles generally accepted in the United States for policies and practices related to material items that were discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by Ernst & Young; and

•       other material written communications between Ernst & Young and management.

In addition, the Audit Committee has discussed with Ernst & Young its independence from management and Medical Staffing Network, including the matters in the written disclosures required by the Independence Standards Board.

The Audit Committee discussed with Ernst & Young the overall scopes and plans for their audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their audit, their evaluation of Medical Staffing Network’s internal control, and the overall quality of Medical Staffing Network’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 25, 2005 for filing with the Securities and Exchange Commission.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information or report be incorporated by reference into any future filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

C. Daryl Hollis
Edward J. Robinson
Philip A. Incarnati

Compensation Committee

The Compensation Committee of the Board currently consists of Messrs. Incarnati and Wenstrup, and Dr. Boykin. During 2005, the Compensation Committee met once. The Compensation Committee has responsibility for executive officer and director compensation. It has the authority to establish compensation policies and programs, and to grant options and restricted shares under our 2001 Stock Incentive Plan. The Board has determined that Messrs. Incarnati and Wenstrup, and Dr. Boykin meet the independence standards of the NYSE. The Board adopted a written charter of the Compensation Committee, which is available to stockholders on our website at www.msnhealth.com.

Compensation Committee Report

General.   The Compensation Committee administers Medical Staffing Network’s executive compensation. It has structured Medical Staffing Network’s compensation program with a view toward ensuring our financial strength, encouraging high levels of growth and maximizing long-term stockholder value. The goal of the Compensation Committee is to establish compensation levels that will enable Medical Staffing Network to attract, motivate, reward and retain qualified executives. The program is designed to focus and direct the energies and efforts of key executives toward achieving specific company, divisional and strategic objectives. The program has three principal components: base salary, discretionary cash bonuses and long-term incentive compensation paid in the form of stock options. In addition, executive officers may elect to participate in Medical Staffing Network’s tax-deferred savings plan and other benefit plans generally available to all employees.

Base Salary.   The current base salaries for Medical Staffing Network’s executive officers, including the chief executive officer, were fixed pursuant to written employment agreements. See “—Employment Agreements.” Any adjustments in the base salaries of executive officers who are party to an employment agreement, other than the chief executive officer, and the base salaries of executive officers who are not party to an employment agreement, will be determined by the Compensation Committee based upon a combination of data derived from current surveys of compensation levels for similar positions in public companies of comparable size and industry type and a subjective review of the officer’s performance by the chief executive officer and the attainment of financial and operational objectives, with no specified weight being given to any of these factors.

Bonuses.   To reward superior performance and contributions made by key executives, Medical Staffing Network awards discretionary cash bonuses annually based on the achievement of specific financial and operational goals. The relevant goals and the weight assigned to each goal are tailored to each executive officer based upon his or her area of responsibility. For fiscal 2005, Medical Staffing Network’s executive officers (other than the chief executive officer) received discretionary cash bonuses ranging from 0% to 19% of their base salaries. Each officer receives a detailed memorandum setting forth the financial and operational goals that must be achieved in order to earn the maximum discretionary cash bonus and the relative weight assigned to each goal. Individual cash incentive awards are determined at the end of the fiscal quarter based upon achievement of the specified financial and operational goals.

2001 Stock Incentive Plan.   Pursuant to our 2001 Stock Incentive Plan, Medical Staffing Network may award its executive officers and key employees incentive stock options and nonqualified stock options. Grants made since Medical Staffing Network’s inception through the end of fiscal 2005 have generally been limited to those made in connection with initial employment or promotion. Under the plan, the Compensation Committee may grant option awards and determine the exercise period, exercise price and such other conditions and restrictions as it deems appropriate for each grant. In fiscal 2005, the Compensation Committee granted 125,000 options under the plan to executive officers. Additionally, the Compensation Committee accelerated the vesting of all unvested stock options awarded to employees under the 2001 Plan on December 1, 2005. However, Messrs. Little, McPherson and Peck only had their options that were scheduled to vest in fiscal 2006 accelerated as of that date.

Chief Executive Officer Compensation.   The current base compensation of Robert Adamson, the Company’s chief executive officer, was determined in August 2001 pursuant to the terms of his employment agreement with Medical Staffing Network. See “—Employment Agreements.” Mr. Adamson’s employment agreement provides for an annual base salary of $450,000. In the 2005 fiscal year, Mr. Adamson did not receive a discretionary cash bonus and was not granted any options.

Deductibility of Executive Compensation.   Under federal income tax law, a public company may not deduct non-performance based compensation in excess of $1.0 million paid to its chief executive officer or any of its four highest paid other executive officers. No executive officer of Medical Staffing Network received in fiscal 2005 non-performance based compensation in excess of this limit, and, at this time, Medical Staffing Network does not expect that any executive officer will receive compensation in excess of this limit in fiscal 2006. Accordingly, the Compensation Committee did not need to take any action to preserve the deductibility of the compensation paid to its executive officers. The Compensation Committee will continue to monitor this situation, however, and will take appropriate action if it is warranted in the future.

David J. Wenstrup
Philip A. Incarnati
Anne Boykin

Nominating and Corporate Governance Committee

In March 2004, the Board formed a Nominating Committee. The Nominating Committee consists of Messrs. Ackerman, Hollis and Incarnati. The Board has determined that Messrs. Ackerman, Hollis and Incarnati meet the independence standards of the NYSE. The Board adopted a written charter of the Nominating Committee, which is available to stockholders on our website at www.msnhealth.com. The Nominating Committee met once during the 2005 fiscal year.

The purposes of the Nominating Committee are to assist the Board in (i) identifying individuals qualified to become members of the Board (consistent with criteria approved by the Board), (ii) selecting, or recommending the Board select, the director nominees for the next annual meeting of stockholders, (iii) overseeing the evaluation of the Board and management, (iv) reviewing the corporate governance guidelines and the corporate code of business conduct and ethics and (v) generally advising the Board on corporate governance and related matters.

The Nominating Committee will identify potential nominees for director with the highest degree of personal and professional integrity. The Nominating Committee will take into account such factors as diversity, experience and skill. Nominees will be evaluated on the basis of their experience, ability and judgment, and will be chosen with the primary goal of ensuring that the entire Board collectively serves the interests of the stockholders. Due consideration will be given to assessing the qualifications of potential nominees and any potential conflicts with Medical Staffing Network’s interests. In identifying and recommending director nominees, the Nominating Committee members may take into account such factors as they determine appropriate, including any recommendations made by the chief executive officer and stockholders of Medical Staffing Network. The Nominating Committee will evaluate candidates recommended by stockholders in the same manner as candidates identified by the chief executive officer or the Nominating Committee. A stockholder wishing to nominate a candidate should do so in accordance with the guidelines set forth under “Additional Information—Stockholder Proposals for 2007 Annual Meeting of Stockholders.”

Director Compensation

We pay Messrs. Hollis, Incarnati, Robinson and Wester, and Dr. Boykin $7,500 per fiscal quarter for serving on the Company’s Board of Directors. We pay the aforementioned directors an additional $2,500 per fiscal quarter for serving on a committee or an additional $7,500 per fiscal quarter if they are the committee’s chairman. We reimburse each member of the Board for out-of-pocket expenses incurred in connection with attending our Board and committee meetings.

Executive Compensation

The following table sets forth the compensation provided to our Chief Executive Officer and our four executive officers (the “named executive officers”) for services rendered to Medical Staffing Network in 2003, 2004 and 2005.

Summary Compensation Table

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation		Restricted Stock Award(s)	Securities Underlying Options	LTIP Payouts	All Other Compensation(6)
Robert J. Adamson	2005	$441,154	—	*		—	—	—	$7,000
Chairman and Chief	2004	403,077	—	$35,936	(1)	—	—	—	6,500
Executive Officer	2003	400,000	—	87,175	(1)	—	—	—	6,000
Kevin S. Little	2005	$364,404	—	$68,810	(1)	—	—	—	$7,000
President	2004	318,269	—	49,184	(1)	—	50,000	—	6,500
	2003	259,615	—	36,937	(1)	—	—	—	6,000
N. Larry McPherson(2)	2005	$234,260	—	*		—	—	—	$7,000
Chief Financial Officer	2004	86,639	—	*		—	50,000	—	4,975
Patricia G. Donohoe, RN	2005	$175,000	$25,000	*		—	—	—	$6,135
Chief Nursing Officer	2004	174,642	25,000	$16,860	(1)	—	—	—	6,117
and Executive Vice	2003	127,885	—	33,493	(1)	—	—	—	5,169
President
Gary Peck(3)	2005	$291,346	$—	$114,445	(5)	—	125,000	—	—
Chief Operating Officer	2004	—	—	25,024	(4)	—	—	—	—

*                     Miscellaneous perquisites of less than $50,000 or 10% of the total reported annual salary and bonus.

(1)             Represents amounts paid to Messrs. Adamson and Little, and Ms. Donohoe in the amount of the interest accrued on loans made by us to such persons relating to their purchase of restricted stock from us, plus an amount necessary for such persons to pay taxes due with respect to such amounts.

(2)             N. Larry McPherson joined Medical Staffing Network in August 2004, but will be resigning from his position as Chief Financial Officer effective May 1, 2006.

(3)             Gary Peck joined Medical Staffing Network in March 2005 and resigned in January 2006.

(4)             Represents amounts paid to Mr. Peck pursuant to a consulting agreement.

(5)             Primarily represents taxable relocation reimbursement for Mr. Peck during 2005.

(6)             Represents a company matching of annual contributions to a defined contribution plan.

Option/SAR Grants in Last Fiscal Year

The following table sets forth certain information concerning stock options granted during fiscal year 2005 to our Chief Executive Officer and each of our named executive officers.

Individual Grants
		Percent of Total			Potential Realizable
	Number of	Options/SARs			Value at Assumed
	Securities	Granted to			Annual Rates of Stock
	Underlying	Employees in	Exercise		Price Appreciation for
	Options/SARs	Fiscal Year	Price Per	Expiration	Option Term (1)
Name	Granted	2005	Share	Date	5%	10%
Robert J. Adamson	—	—	—	—	—	—
Kevin S. Little	—	—	—	—	—	—
N. Larry McPherson	—	—	—	—	—	—
Patricia G. Donohoe, RN	—	—	—	—	—	—
Gary Peck	125,000	38.3%	$7.00	3/2015	$362,960	$1,096,244

(1)          Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts representing hypothetical gains are those that could be achieved if options are exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission, and do not represent our estimate or projection of the future stock price.

Fiscal Year-End Option Values

The following table sets forth information concerning the exercise of stock options by our Chief Executive Officer and each of our named executive officers during fiscal year 2005 and stock options held by our Chief Executive Officer and each of our named executive officers as of December 25, 2005.

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options/SARs		Value of Unexercised In-the-Money Options/SARs (1)
Name	on Exercise	Realized	Exercisable(2)	Unexercisable	Exercisable	Unexercisable
Robert J. Adamson	—	—	796,076	—	$—	$—
Kevin S. Little	—	—	260,784	16,666	—	—
Gary Peck	—	—	41,667	83,333	—	—
N. Larry McPherson	—	—	33,334	16,666	—	—
Patricia G. Donohoe, RN	—	—	20,000	—	—	—

(1)          The value of each unexercised in-the-money stock option is equal to the difference between the closing price of our Common Stock on the NYSE on December 25, 2005 of $5.36 and the per share exercise price of the stock options.

(2)          As a result of the Compensation Committee’s decision on December 1, 2005 to accelerate the vesting of certain outstanding stock options, Messrs. Little, McPherson and Peck and Ms. Donohoe had 16,667, 16,667, 41,667 and 5,000 shares, respectively, accelerated before our fiscal year end that were originally scheduled to vest in fiscal 2006.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	2,122,614	$7.08	604,611
Equity compensation plans not approved by security holders(2)	96,195	$2.18	—
Total	2,218,809	$6.87	604,611

(1)          Includes options granted pursuant to our 2001 Stock Incentive Plan.

(2)          Includes options granted pursuant to our Amended and Restated Stock Option Plan, which has been frozen by the Board, such that no further options will be granted thereunder. For additional information, see our consolidated financial statements and notes to the consolidated financial statements as filed with our Annual Report on Form 10-K.

Employment Agreements

On August 20, 2001, we entered into amended and restated employment agreements with Robert J. Adamson, Kevin S. Little and Patricia G. Donohoe, amending and restating their original employment agreements, dated June 1, 1998. Mr. Adamson serves as our Chief Executive Officer, Mr. Little serves as our President and Chief Operating Officer and Ms. Donohoe serves as our Chief Nursing Officer and Executive Vice President. On August 2, 2004, we entered into an employment agreement with N. Larry McPherson who serves as our Chief Financial Officer. On March 10, 2005, we entered into an employment agreement with Gary Peck who served as our Chief Operating Officer.

Subject to earlier termination as described below, the employment terms for both Mr. Adamson and Mr. Little expire on December 26, 2006, Ms. Donohoe on October 26, 2006 and Mr. McPherson on August 2, 2007, provided that, unless we or Messrs. Adamson, Little and McPherson and Ms. Donohoe, as the case may be, gives written notice of non-renewal not later than ninety days prior to the end of the term (or any extension of the term), the term will be automatically extended by one additional year.

Effective January 16, 2006, Mr. Peck resigned from his position as Chief Operating Officer of Medical Staffing Network. Pursuant to a General Waiver and Release of Claims, dated January 17, 2006, and in accordance with the terms of his employment agreement, Mr. Peck is entitled to receive severance payments for a period of twelve months, on a bi-weekly basis, at his base pay rate at the time of his resignation, and will continue to receive health benefits under our health plans for the same period of time.

The employment agreements provide annual base salaries as follows:

Name of Executive	Annual Base Salary
Robert J. Adamson	$450,000
Kevin S. Little	$367,500
N. Larry McPherson	$236,250
Patricia G. Donohoe, RN	$175,000

In addition, the employment agreements provide for participation in our bonus incentive pool on terms determined by our Board.

Each of the above agreements contains the following additional provisions:

Notwithstanding the employment term described above, the employee’s employment will end on the earlier to occur of:

•       a termination of employee’s employment due to the employee’s death or disability,

•       a termination by us with or without “cause,” as defined in the agreements, and

•       a termination by the employee with or without “good reason,” as defined in the agreements.

In the event that the employee’s employment terminates for any reason, the employee will receive all accrued but unpaid compensation through the date of such termination.

In the event that the employee’s employment is terminated by us without cause (other than by reason of death or disability), or the employee voluntarily resigns with good reason, in addition to the amounts described in the preceding paragraph, the employee will continue to receive his or her base salary for a period of twelve months following the date of such termination, and to the extent permissible under our health plans, continuation of health benefits during such period.

If the employee’s employment is terminated within twelve months following a “change in control” of Medical Staffing Network, as defined in the agreements, in addition to the payments described in the preceding paragraph, the employee will receive a lump-sum payment equal to two times the sum of the employee’s base salary and other compensation provided under the employment agreement. In addition, if at the time of such termination the employee holds any stock options or warrants, we will cash out those options or warrants based upon the spread between the fair market value of the underlying shares and the applicable exercise price, if any. With respect to restricted stock held by the employee, all forfeiture provisions shall be deemed fully met, the shares of restricted stock will be surrendered to us and the employee will receive in return the difference between (x) the fair market value of the shares of restricted stock and (y) the sum of the principal amount and accrued interest on the promissory note payable by the employee in respect of the restricted stock, if any.

In the event that:

•       any amount or benefit paid or distributed to the employee pursuant to the employee’s employment agreement, taken together with any amounts or benefits otherwise paid or distributed to the employee, are or become subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax that may hereafter be imposed, and

•       it would be economically advantageous to the employee to reduce such payments to avoid imposition of an excise tax,

the payments shall be reduced to an amount which maximizes the aggregate present value of such payments without causing such payments to be subject to any excise tax. This reduction will only be made if the net after-tax amount to be received by the employee after giving effect to the reduction will be greater than the net after-tax amount that would be received by the employee without the reduction.

Following any termination of the employee’s employment, the employee will remain subject to certain restrictive covenants, including noncompetition, nonsolicitation and noninterference restrictions for a period of up to three years.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as members of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our Board or Compensation Committee.

Certain Transactions

Stockholders Agreement

On October 26, 2001, we entered into a stockholders agreement with Warburg Pincus Private Equity VIII, L.P. and certain of our other stockholders. The provisions of the stockholders agreement terminated upon consummation of our initial public offering on April 23, 2002, except that

•       for as long as any investor that is a party to the stockholders agreement beneficially owns at least 20% of our outstanding shares, we are obligated to nominate and use our best efforts to have two individuals designated by that investor elected to the Board; and

•       for as long as any investor that is a party to the stockholders agreement beneficially owns at least 10% of our outstanding shares, we are obligated to nominate and use our best efforts to have one individual designated by that investor elected to the Board.

Accordingly, Warburg Pincus has the right under the stockholders agreement to designate two persons to the Board. Currently, the directors designated by Warburg Pincus are Joel Ackerman and David J. Wenstrup.

Other Transactions

Anne Boykin, a Class I Director, is the Dean of the College of Nursing at Florida Atlantic University. During the 2005 fiscal year, we paid approximately $0.1 million in donations to the Florida Atlantic University Foundation to support the University’s center for nursing.

Philip A. Incarnati, a Class II Director, is the chief executive officer of a healthcare delivery system that utilizes our staffing services in the ordinary course of business. During the 2005 fiscal year, we billed approximately $2.8 million for these services.

David Wester, a Class II Director, is the president of a healthcare delivery system that uses our staffing services in the ordinary course of business. During the 2005 fiscal year, we billed approximately $0.4 million for these services.

The Board has measured the amounts received or paid by Medical Staffing Network in each of the above transactions against the threshold amounts set forth in Section 303A.02(b)(v) of the NYSE’s Listed Company Manual. Accordingly, the Board has determined that Messrs. Incarnati and Wester and Dr. Boykin are independent because the amounts set forth in each of the above transactions are immaterial and do not meet the threshold amounts set forth in Section 303A.02(b)(v) of the NYSE’s Listed Company Manual and such directors do not have any other material relationships with Medical Staffing Network.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires Medical Staffing Network’s directors, officers and beneficial owners of more than ten percent of our outstanding Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. We believe that, during the year ended December 25, 2005, all of our directors and executive officers, as well as beneficial owners of more than ten percent of our outstanding Common Stock, complied with the
Section 16(a) filing requirements.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all of Medical Staffing Network’s directors, officers and employees, including our chief executive officer and chief financial officer. The Code is available on our website at www.msnhealth.com.

Availability of Corporate Governance Documents

Our Corporate Governance Guidelines, charters of various committees of our Board and our Code of Business Conduct and Ethics applicable to our employees, officers and directors are available on our website at www.msnhealth.com. A printed copy is available, without charge, by sending a written request to: Secretary, Medical Staffing Network Holdings, Inc., 901 Yamato Road, Suite 110, Boca Raton, Florida 33431.

Performance Graph

Comparison of Cumulative Total Stockholder Return
Value of a $100 Investment on April 17, 2002

The cumulative total stockholder returns are shown for Medical Staffing Network, the S&P 500 and a Peer Group assuming an investment of $100 on April 17, 2002, the date of our initial public offering. The Peer Group is comprised of AMN Healthcare Services, Inc. and Cross Country, Inc., each a company operating in the healthcare staffing industry and having a market capitalization comparable to Medical Staffing Network.

Principal Stockholders

The table below sets forth information regarding beneficial ownership of our common stock as of April 10, 2006 for each stockholder who we know beneficially owns more than 5% of our outstanding shares of common stock, each of our directors, each of our named executive officers, and all of our directors and executive officers as a group.

	Shares	Total	Percentage
	Subject	Shares	of Common
Name of Beneficial Owner	to Vested Options	Beneficially Owned	Stock Beneficially Owned
Warburg Pincus Private Equity VIII, L.P.(1)(2)	—	14,525,036	48.0%
Robert J. Adamson(3)	796,076	755,668	5.0%
Kevin S. Little	260,784	355,508	2.0%
N. Larry McPherson	33,334	3,200	*
Patricia G. Donohoe, RN	20,000	172,730	*
Gary Peck	41,667	—	*
Joel Ackerman(1)(2)	—	14,525,036	48.0%
David J. Wenstrup (1)(2)	—	14,525,036	48.0%
Anne Boykin, PhD, RN	25,000	500	*
C. Daryl Hollis	50,000	200	*
Philip A. Incarnati	50,000	—	*
Edward Robinson	25,000	3,000	*
David Wester	25,000	—	*
Nautic Partners V, LP(4)	—	3,022,016	10.0%
Artisan Partners Limited Partnership(5)	—	3,114,700	10.3%
Dimensional Fund Advisors, Inc.(6)	—	1,524,600	5.0%
All directors and executive officers as a group (12 persons)	1,326,861	15,815,842	54.3%

*                    Less than one percent of the outstanding shares of common stock.

(1)          The stockholder is Warburg Pincus Private Equity VIII, L.P., including two affiliated limited partnerships (“WP VIII”). Warburg Pincus Partners, LLC, a subsidiary of Warburg Pincus & Co. (“WP”), is the sole general partner of WP VIII. WP VIII is managed by Warburg Pincus LLC (“WP LLC”). The address of the Warburg Pincus entities is 466 Lexington Avenue, New York, New York 10017.

(2)          Messrs. Ackerman and Wenstrup, directors of Medical Staffing Network, are Partners of WP and Managing Directors and members of WP LLC. All shares indicated as owned by Messrs. Ackerman and Wenstrup are included because of their affiliation with the Warburg Pincus entities. Messrs. Ackerman and Wenstrup disclaim beneficial ownership of all shares owned by the Warburg Pincus entities. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus entities. Messrs. Kaye and Landy disclaim beneficial ownership of all shares held by the Warburg Pincus entities. Their address is c/o Warburg Pincus LLC, 466 Lexington Avenue, New York, NY 10017. See Note 1 above.

(3)          The total shares listed for Robert J. Adamson include shares held by Mr. Adamson and the following entities:  RJA Holdings Limited Partnership (“RJA Holdings”) and RJA Capital Limited Partnership (“RJA Capital”). As President of the General Partner of RJA Holdings and RJA Capital, Mr. Adamson is deemed to beneficially own the 31,295 shares held by RJA Holdings and the 723,194 shares held by RJA Capital. Of the 723,194 shares held by RJA Capital, 360,000 shares were pledged pursuant to a variable forward sale contract that matured after the Record Date in April 2006. Accordingly, as of April 17, 2006, RJA Capital  holds 363,194 shares and Mr. Adamson is deemed to beneficially own a total of 395,668 shares which, combined with his vested options, reduces his percentage of Common Stock beneficial ownership to 3.8%.

(4)          The total shares listed under Nautic Partners V, LP (“NP5”), formerly known as Navis Partners V, LP, consist of shares held by NP5 and the following entities:  Fleet Equity Partners VI, LP (“FEP6”), Fleet Venture Resources, Inc. (“FVR”), Kennedy Plaza Partners III, LLC (“KPP3”), Chisholm Partners IV, LP (“CP4”), and Kennedy Plaza Partners II, LLC (“KPP2”). These entities and certain persons affiliated with them may be deemed to be a group within the meaning of Section 13(d)(3). The address of NP5 is 50 Kennedy Plaza, Providence, RI 02903. Pursuant to an agreement dated June 30, 2000, among FleetBoston Financial Corporation (“FBF”) and certain other parties thereto (the “Management Agreement”), FBF delegated voting and investment power over certain of the shares to certain persons and entities named therein who are affiliated with the shareholder entities named above. Pursuant to the Management Agreement, Silverado IV Corp. was given sole voting and investment power over the 135,989 shares owned by FEP6. NP5 owns 2,012,663 shares. KPP3 owns 2,014 shares. CP4 owns 537,414 shares. KPP2 owns 16,624 shares. FVR holds 317,312 shares that were obtained as part of a co-investment arrangement with CP4 under the Management Agreement.

(5)          The stockholder is Artisan Partners Limited Partnership (“APLP”), including Artisan Corporation (“Artisan Corp.”), the general partner of APLP, Andrew A. Ziegler, Carlene Murphy Ziegler and Artisan Funds, Inc. Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Corp. The address for all stockholders is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202. All information for these parties has been derived from the Schedule 13G that was filed with the Securities and Exchange Commission on January 27, 2006.

(6)          The stockholder is Dimensional Fund Advisors Inc., which acts as an investment advisor or manager to certain investment companies, trusts and accounts. The address of the stockholder is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. All information for the stockholder has been derived from the Schedule 13G that was filed with the Securities and Exchange Commission on February 2, 2006.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

We have not yet selected an independent registered public accounting firm to perform an independent audit for the 2006 fiscal year, because our Board generally makes this selection later in the calendar year. Ernst & Young served as our independent registered public accounting firm for the 2005 fiscal year. Representatives of Ernst & Young are expected to attend the Annual Meeting and will have the opportunity to make a statement and are expected to be available to answer appropriate questions.

Audit Fees

Fees for professional services provided in connection with the audit of our annual financial statements included in our Form 10-K, the review of our interim financial statements included in our Form 10-Qs and the audit of our internal control over financial reporting were $844,000 (of which an aggregate amount of $438,000 had been billed through December 25, 2005) for the 2005 fiscal year and $834,000 (of which an aggregate amount of $563,000 had been billed through December 26, 2004) for the 2004 fiscal year.

Audit-Related Fees

Ernst & Young billed us an aggregate of $49,000 in fees for audit-related services rendered during the 2005 fiscal year relating to our filings with the Securities and Exchange Commission and due diligence assistance in connection with a proposed acquisition. Ernst & Young billed us an aggregate of $74,000 in fees for audit-related services rendered during the 2004 fiscal year relating to our employee benefit plan audit, filings with the Securities and Exchange Commission and consultation services with respect to Section 404 of the Sarbanes-Oxley Act of 2002. 100% of these services were approved by the Audit Committee.

Tax Fees

Total fees for tax services provided to us related to tax advice and compliance were $53,000 for the 2004 fiscal year and 100% of those services were approved by the Audit Committee. Ernst & Young did not provide us with any tax services related to tax advice and compliance during the 2005 fiscal year.

Financial Information Systems Design and Implementation Fees

Ernst & Young did not render any professional services to us relating to the design and implementation of our financial information systems during the 2005 fiscal year.

All Other Fees

During the 2005 fiscal year, Ernst & Young provided $1,500 of services to us other than those in the categories noted above and 100% of the services were approved by the Audit Committee. These fees related to obtaining access to Ernst & Young’s online research database.

The Audit Committee approves in advance all audit and non-audit services performed by our independent registered public accounting firm. There are no other specific policies or procedures relating to the pre-approval of services performed by our independent registered public accounting firm. The Audit Committee considered whether, and is satisfied that, the provision of these services by Ernst & Young is compatible with maintaining Ernst & Young’s independence.

ADDITIONAL INFORMATION

Other Action at the Annual Meeting

A copy of our Annual Report to Stockholders for the year ended December 25, 2005, including financial statements for the year ended December 25, 2005 and the auditors’ report thereon, is included with this Proxy Statement. The financial statements and auditors’ report will be formally laid before the Annual Meeting, but no stockholder action is required thereon.

As of the date of this Proxy Statement, we have no knowledge of any business, other than that which we have described in this Proxy Statement that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that the persons named in the accompanying proxy will have authority to vote such proxy in accordance with their judgment on such business.

Householding of Materials

We are sending only one copy of this Proxy Statement and our Annual Report to those households in which multiple stockholders share the same address unless we have received instructions from a stockholder requesting receipt of separate copies of these materials. If you are a stockholder of Medical Staffing Network, who shares the same address as other stockholders of Medical Staffing Network, and would like to receive a separate copy of this Proxy Statement or our Annual Report, please send a written request to the Secretary, Medical Staffing Network Holdings, Inc., 901 Yamato Road, Suite 110, Boca Raton, Florida 33431. Indicate which materials you want and the address to which they should be mailed. If you share the same address as multiple stockholders and would like Medical Staffing Network to send only one copy of future proxy statements, information statements and annual reports, please write us at the address listed above.

Stockholder Proposals for 2007 Annual Meeting of Stockholders

Stockholder proposals must be received in writing by the Secretary of Medical Staffing Network no later than December 31, 2006 and must comply with the requirements of the Securities and Exchange Commission and our bylaws in order to be considered for inclusion in our proxy statement and form of proxy relating to the annual meeting of our stockholders to be held in 2007. Such proposals should be directed to the attention of the Secretary, Medical Staffing Network Holdings, Inc., 901 Yamato Road, Suite 110, Boca Raton, Florida 33431. Stockholders who intend to nominate persons for election as directors at our annual meetings must comply with the advance notice procedures and other provisions set forth in our bylaws in order for such nominations to be properly brought before the 2007 Annual Meeting of Stockholders. These provisions require, among other things, that written notice by a stockholder be received by the Secretary of Medical Staffing Network not less than 60 days nor more than 90 days prior to the first anniversary of the Annual Meeting.

If a stockholder proposal is introduced in the 2007 Annual Meeting of Stockholders without any discussion of the proposal in our proxy statement, and the stockholder does not notify us on or before April 21, 2007, as required by Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, of the intent to raise such proposal at the Annual Meeting of Stockholders, then proxies received by us for the 2007 Annual Meeting of Stockholders will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of such proposal is to be sent to the above address.

By order of the Board of Directors

Kevin S. Little
Secretary

Boca Raton, Florida
April 21, 2006

APPENDIX A

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MEDICAL STAFFING NETWORK HOLDINGS, INC.

The undersigned hereby revokes all prior proxies and appoints Robert J. Adamson and Kevin S. Little, and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares of Common Stock, par value $0.01 per share, of Medical Staffing Network Holdings, Inc. which the undersigned is then entitled to vote, at the Annual Meeting of Stockholders to be held on Tuesday, June 1, 2006 at 12:00 p.m., local time, at the Embassy Suites Hotel, 661 NW 53rd Street, Boca Raton, FL 33487, and at any postponements or adjournments thereof, on any matter properly coming before the meeting and specifically the matters described on the reverse side hereof.

	Date:	, 2006

(Signature of Stockholder)

(Signature of Stockholder)

Note: Please sign your name exactly as it is shown at the left. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. EACH joint owner is requested to sign.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.	(continued on reverse side)

A-1

Please mark your votes as indicated in this example	X

Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Proxy Statement.

1.               To elect Philip Incarnati, Edward Robinson and David Wester as Class II directors to serve until our 2009 Annual Meeting.

The board of directors recommends a vote FOR proposal 1.

NOMINEES:

☐	FOR THE NOMINEES	☐	Philip Incarnati

		☐	Edward Robinson

		☐	David Wester
☐	WITHHOLD AUTHORITY
FOR THE NOMINEES

☐	FOR ALL EXCEPT
(See instructions below)

Instructions: To withhold authority to vote for any nominee listed above, write the nominee’s name in the space provided below.

This proxy will be voted as specified. If no specification is made, it will be voted FOR the proposals listed above and at the discretion of the proxy holders on any other matters that may properly come before the meeting or any postponements or adjournments thereof.

A-2